Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment”), is effective this 26th day of September, 2011 (the “Amendment Date”), by and between R. JAMES KELLY (“Employee”) and Family Dollar Stores, Inc., and its successors, subsidiaries and affiliated companies (collectively, the “Company”).

RECITALS

Employee and the Company recite the following:

1. The Company and the Employee entered into an Employment Agreement effective as of October 7, 2008 (the “Employment Agreement”). The Company and the Employee wish to enter into this Amendment to the Employment Agreement, effective as of the Amendment Date.

2. The Employee desires to retire from his position as President and Chief Operating Officer of the Company. The Company desires for the Employee to continue in a transition role as Vice Chair of the Company for a reasonable period of time to be determined by the Chief Executive Officer.

3. The Employee acknowledges that his retirement and position change from President and Chief Operating Officer to Vice Chair does not constitute a “Good Reason” as defined in Section 2.J. of the Employment Agreement. Employee further acknowledges that his “Compensation” as defined in Section 5 of the Employment Agreement was not reduced.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Employee and the Company agree as follows:

1. Section 4 of the Employment Agreement is hereby amended to replace the entire section with the following:

Position, Duties, and Responsibilities. Employee shall be employed as Vice Chair of the Company and shall perform such reasonable duties and responsibilities as the Chairman of the Board of Directors of the Company or the Board of Directors of the Company or the Chief Executive Officer of the Company may, from time to time, assign to Employee, including, but not limited to, serving in a transition role to the Company. Employee agrees to accept the position of Vice Chair and to devote his full time and attention and his best efforts, ability and fidelity to the performance of the duties attaching to such employment. During the period of his employment, Employee shall not, for remuneration or profit, directly or indirectly, render any service to, or undertake any employment for, any other reason, firm or corporation, whether in an advisory or consulting capacity or otherwise, without first obtaining the written consent of the Company.

2. Consideration. In consideration of the services to be rendered by Employee pursuant to this Amendment, and for Employee’s execution of this Amendment, the Company will increase Employee’s base salary effective October 16, 2011, which also increases Employee’s target bonus amount under the Company’s Incentive Bonus Plan.

3. Except as otherwise set forth above, the terms of the Employment Agreement shall continue in full force and effect.

4. Choice of Law; Consent to Jurisdiction. The interpretation and construction of this Amendment shall be governed by and construed under the laws of the State of North Carolina without regard to its choice of law or conflict of law principles. Employee hereby expressly and irrevocably consents to the venue and jurisdiction of the United States District Court for the Western District of North Carolina, or any state court in Mecklenburg County, North Carolina.

5. This Amendment may be executed in one or more parts, including by electronic mail or facsimile, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first above written.

FAMILY DOLLAR STORES, INC.

By:	/s/ Howard R. Levine

Title:	Chairman and CEO

Attest:

/s/ James C. Snyder, Jr.	Secretary

EMPLOYEE

/s/ R. James Kelly

R. James Kelly

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